                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

[x]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

     Check the appropriate box:
     [ ]  Preliminary Proxy Statement        [ ]  Confidential, for Use of
                                                  the Commission Only (as
                                                  permitted by Rule 14a-6(e)(2))
     [x]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Under Rule 14a-12

                               JCC HOLDING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
     [x]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and
          0-11.

         (1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------

         (5)      Total fee paid:

         ----------------------------------------------------------------------

         [ ] Fee paid previously with preliminary materials.

         ----------------------------------------------------------------------

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         ----------------------------------------------------------------------

         (1)      Amount previously paid:

         ----------------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------

         (3)      Filing Party:

         ----------------------------------------------------------------------

         (4)      Date Filed:

         ----------------------------------------------------------------------

                           [JCC HOLDING COMPANY LOGO]

                                 ONE CANAL PLACE
                           365 CANAL STREET, SUITE 900
                          NEW ORLEANS, LOUISIANA 70130

                                                                March 18, 2002


Dear Stockholder:

         On behalf of the board of directors and management of JCC Holding Company, I cordially invite you to attend our annual meeting of stockholders to be held on Thursday, April 25, 2002, at 10:00 a.m. Central Time at the Harrah's New Orleans Casino in the Mansion Ballroom, 4 Canal Street, New Orleans, Louisiana, 70130.

         At the annual meeting, stockholders will be asked to (a) elect two directors, each for a two-year term and (b) ratify the appointment of Deloitte & Touche LLP as our independent public accountants for 2002. These matters are described in the accompanying notice of annual meeting and proxy statement.

         It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking the enclosed proxy card. Please then sign and date the proxy card and return it in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at the meeting.

         If you plan to attend the meeting, please let us know by calling Camille Fowler, the Secretary of the Company, at (504) 533-6119. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

         We look forward to seeing you at the meeting.

                                                       Sincerely,

                                                       /s/ Paul Debban

                                                       President

                               JCC HOLDING COMPANY

                                 ONE CANAL PLACE
                           365 CANAL STREET, SUITE 900
                          NEW ORLEANS, LOUISIANA 70130

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 25, 2002

                                   ----------

NOTICE HEREBY IS GIVEN that the 2002 annual meeting of stockholders of JCC Holding Company will be held at the Harrah's New Orleans Casino in the Mansion Ballroom, 4 Canal Street, New Orleans, Louisiana, 70130, on Thursday, April 25, 2002, at 10:00 a.m. Central Time for the purposes of:

                  1. Electing two directors, each to serve until the 2004 annual meeting of stockholders;

                  2. Ratifying the appointment of Deloitte & Touche LLP as our independent accountants for the fiscal year ending December 31, 2002; and

                  3. Transacting such other business as properly may come before the annual meeting or any adjournment thereof.

         Information relating to the foregoing matters is set forth in the attached proxy statement. Stockholders of record at the close of business on Friday, March 8, 2002 are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof. A complete list of these stockholders will be available for ten days prior to the meeting at the Company's executive offices at One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana, 70130.

                                            By Order of the Board of Directors.

                                            /s/ L. CAMILLE FOWLER

                                            L. Camille Fowler
                                            Vice-President--Finance,
                                            Treasurer and Secretary

New Orleans, Louisiana
March 18, 2002


         PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.


                               JCC HOLDING COMPANY

                                   ----------

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2002

         The board of directors of JCC Holding Company, a Delaware corporation, is furnishing this proxy statement to solicit your proxy for the voting of your shares at our 2002 annual meeting of stockholders and at any adjournments. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. PLEASE READ IT CAREFULLY.

         In this proxy statement:

         o "we" and "the Company" means JCC Holding Company. Our executive offices are located at One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana, 70130; and

         o "Annual Meeting" means the 2002 Annual Meeting of Stockholders to be held on April 25, 2002, at 10:00 a.m. Central Time at the Harrah's New Orleans Casino in the Mansion Ballroom, 4 Canal Street, New Orleans, Louisiana, 70130.

         We are mailing this proxy statement and the accompanying proxy card to stockholders on or about March 18, 2002.

                                     VOTING

GENERAL

         On January 4, 2001, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in order to allow restructuring of our obligations. Our plan of reorganization, filed in the U.S. Bankruptcy Court for the Eastern District of Louisiana in New Orleans on February 8, 2001, was approved by the Bankruptcy Court on March 19, 2001, and was effective on March 29, 2001 (the "Plan of Reorganization"). The Plan of Reorganization resulted in, among other things, the elimination of our then existing common stock and debt securities and the issuance of new common stock and debt securities to certain creditors. Pursuant to the Plan of Reorganization, our authorized capital stock now consists of 40,000,000 shares of new common stock, par value $0.01 per share ("Common Stock").

COMMON STOCK

         In accordance with our Plan of Reorganization, we issued 12,386,200 shares of Common Stock. The holders of shares of Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Each share of Common Stock has identical rights and privileges, ranks equally, shares ratably and is identical in every respect and as to all matters, including rights in liquidation, except with respect to certain limitations on the nomination of directors as specified in the Second Amended and Restated Certificate of Incorporation (the "Charter") and the Third Amended and Restated Bylaws (the "Bylaws") of the Company. Harrah's Entertainment, Inc. and the three directors it nominated to our Board of Directors believe that our interpretation is at variance with the terms of our Charter and Bylaws. We, however, consider our interpretation of our Charter and Bylaws and our disclosure set forth herein concerning our Charter and Bylaws to be fair, accurate and based on the opinions of the Company's legal counsel. For further details, see "Proposal 1-Election of Directors-Nominees."

SECURITIES THAT CAN BE VOTED AT THE ANNUAL MEETING

         The record date for the Annual Meeting is March 8, 2002. Only stockholders of record at the close of business on that date are entitled to vote at and attend the Annual Meeting. You may also have another person attending the meeting represent you by signing a proxy designating that person to act on your behalf. The only class of stock that can be voted at the meeting is our Common Stock. On the record date, there were 12,386,200 shares of Common Stock outstanding. Holders of Common Stock are entitled to cast one vote for each share held on the record date on each matter submitted to the stockholders at the Annual Meeting.

QUORUM AND VOTE REQUIRED

         At the Annual Meeting, the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. Abstentions, votes withheld from any nominee, and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

         The following stockholder votes will be required to approve the two proposals to be submitted by us at the Annual Meeting:

         o With regard to the proposal to elect two directors to serve until the 2004 Annual Meeting (Proposal 1), each director must be elected by the affirmative vote of a plurality of the issued and outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote in such election. A "plurality" means that the nominees with the largest number of "For" votes are elected as directors. In this year's election, the two nominees with the most "For" votes are elected. Broker non-votes will have no effect.

         o With regard to the proposal to ratify the appointment of independent accountants (Proposal 2), the proposal must be approved by the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the proposal, but broker non-votes will have no effect.

PROXIES; OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

         You may use the accompanying proxy card if you are unable to attend the Annual Meeting in person or are able to attend, but do not wish to vote in person. You should specify your choices with regard to each proposal on the enclosed proxy card. All properly executed and dated proxy cards delivered by stockholders to us in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions given. If you do not give specific instructions on your proxy card, the shares represented by a signed and dated proxy card will be voted "FOR" the election of each of the two director nominees named in Proposal 1 and "FOR" the ratification of the appointment of the independent accountants named in Proposal 2.

         The board of directors is not aware of any other business to properly be presented to a vote of the stockholders at the Annual Meeting. As permitted by Rule 14a-4(c) of the SEC, the persons named as proxies on the proxy cards will have discretionary authority to vote in their judgment on any proposals properly presented by stockholders for consideration at the Annual Meeting that are submitted to us after March 8, 2002. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person selected in accordance with our Charter as a director nominee in place of a nominee named in Proposal 1, who is unable to serve or for good cause will not serve as a director, and upon matters incident to the conduct of the Annual Meeting.

         Your giving a proxy does not affect your right to vote in person should you attend the Annual Meeting. However, the only way to revoke a proxy is by any of the following methods:

         - provide written notice of revocation to JCC Holding Company, One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130, Attention: L. Camille Fowler, Vice President
                  - Finance, Treasurer and Secretary;

         -        execute and deliver a proxy card bearing a later date to Ms.
                  Fowler; or

         -        vote in person at the Annual Meeting.

         If you will not be attending the Annual Meeting, you should return your proxy or notice in time for receipt no later than the close of business on the day preceding the Annual Meeting.

         We are soliciting your proxy on behalf of the board of directors, and we will bear all related costs. In addition to soliciting proxies directly, we have requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We also may solicit proxies through our directors, officers and employees in person and by telephone and facsimile, but we will not pay them any additional compensation for doing this.

                                 STOCK OWNERSHIP

         The following table sets forth certain information as of February 14, 2002 (unless otherwise indicated) regarding the beneficial ownership of our Common Stock by (a) each person who is known by us to own more than 5% of Common Stock, (b) each director and nominee for director, (c) each executive officer named in the Summary Compensation Table and (d) all directors and executive officers as a group. As of February 14, 2002, there were 12,386,200 shares of Common Stock outstanding.

         Pursuant to the rules of the SEC, the number of shares of Common Stock beneficially owned by a specified person or group includes shares issuable pursuant to convertible securities, warrants and options held by the person or group that may be converted or exercised within 60 days after February 14, 2002. These shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by the person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

         Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

                                                      COMMON STOCK
                                            ------------------------------
                                              SHARES
                                            BENEFICIALLY       PERCENT OF
                                               OWNED           CLASS OWNED
                                            ------------       -----------

NAME AND ADDRESS
OF BENEFICIAL OWNER

Owners of More Than 5%
Harrah's Entertainment, Inc. (1)              6,069,238            49.0%
Bankers Trust Company (2)                     1,734,068            14.0%

Directors
Preston Smart (3) (4)                         1,257,375             9.9%
Paul D. Debban (5)                              611,964             4.8%
Chris Lowden                                         --              --
Eddie N. Williams                                    --              --
Philip G. Satre                                      --              --
Rudy J. Cerone                                       --              --
Anthony Sanfilippo                                   --              --

Other Named Executives
L. Camille Fowler (6)                            30,000               *
Frederick W. Burford (7)                             --              --
Fred J. Keeton (8)                                   --              --
Thomas M. Morgan (9)                                 --              --

All directors and executive officers
as a group (10)                               1,899,339            14.6%

----------

         * Represents less than 1.0%.

                  (1) According to a Schedule 13G filed with the United States Securities and Exchange Commission on February 14, 2002, Harrah's Operating Company, Inc., a wholly-owned subsidiary of Harrah's Entertainment, Inc., owns 6,069,238 shares of Common Stock and Harrah's Entertainment, Inc., is a beneficial owner of the 6,069,238 shares of Common Stock. The address of Harrah's Entertainment, Inc., and Harrah's Operating Company, Inc., is One Harrah's Court, Las Vegas, Nevada 89119.

                  (2) According to a Schedule 13G dated February 28, 2002, the 1,734,068 shares of Common Stock are held directly by Bankers Trust Company. Bankers Trust Company is a subsidiary of the parent company, Taunus Corporation. The principal place of business of Taunus Corporation is 31 West 52nd Street, New York, NY 10019. The principal place of business of Bankers Trust Company is 130 Liberty Street, New York, NY 10006.

                  (3) 942,349 shares of Common Stock are held by an investment or financial services company whose shares are owned by or held for the benefit of Bayliss Trust on behalf of Preston Smart, 5,495 shares of Common Stock are held by Preston Smart, individually, 154,766 shares of Common Stock are issuable upon the exercise of presently exercisable outstanding stock options, and 154,765 shares of Common Stock are issuable upon the exercise of outstanding stock options exercisable as of April 1, 2002. Mr. Smart's business address is One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130.

                  (4) Mr. Smart has served as our Vice-President of Development since November 2, 2001, and has served as the President of JCC Development, LLC, JCC Canal Development, LLC and JCC Fulton Development, LLC since July 15, 2001.

                  (5) Mr. Debban has served as our President since July 15, 2001. The shares reflected as beneficially owned include 154,766 shares of Common Stock issuable upon the exercise of presently exercisable outstanding stock options and 154,765 shares of Common Stock issuable upon the exercise of outstanding stock options exercisable as of April 1, 2002.

                  (6) Includes 30,000 shares of Common Stock issuable upon the exercise of presently exercisable outstanding stock options.

                  (7) Mr. Burford was employed as our President and Chief Executive Officer from April 1998 to July 2001.

                  (8) Mr. Keeton was employed as our Vice President of Community Relations and Government Affairs from July 1999 to June 2001.

                  (9) Mr. Morgan was employed as our Vice President of Development from January 1999 to March 31, 2001.

                  (10) Includes Ms. Fowler's 30,000 shares of Common Stock issuable upon the exercise of presently exercisable outstanding stock options, Mr. Debban's 154,766 shares of Common Stock issuable upon the exercise of presently exercisable outstanding stock options and 154,765 shares of Common Stock issuable upon the exercise of outstanding stock options exercisable as of April 1, 2002, and Mr. Smart's 154,766 shares of Common Stock issuable upon the exercise of presently exercisable outstanding stock options and 154,765 shares of Common Stock issuable upon the exercise of outstanding stock options exercisable as of April 1, 2002.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES

         Our Charter provides that the maximum number of our authorized directors is seven. The board of directors is divided into three groups, designated as Group I, Group II and Group III. The Group I directors consist of Philip G. Satre and Rudy J. Cerone. The Group II directors consist of Anthony Sanfilippo and Paul D. Debban. The Group III directors consist of Eddie N. Williams, Chris Lowden, and Preston Smart. Our Charter provides that the Group I directors' terms expire on the date of the Annual Meeting. Harrah's Entertainment, Inc. (including its controlled affiliates, such as Harrah's Operating Company, Inc. and Harrah's New Orleans Management Company) (collectively, "HET") and the majority of the directors nominated in accordance with our Charter by Bankers Trust Company and the Noteholders' Committee as appointed by the United States Trustee on January 10, 2001 (the "Non-HET Nominated Directors") each have the right to nominate one director to serve a two-year term. The Group II directors' terms expire in 2003. The Group III directors' terms expire in 2004. At the expiration of Group II's term, HET and the majority of the Non-HET Nominated Directors each have the right to nominate one director to serve a one-year term.

         In connection with the consummation of the Plan of Reorganization, Colin V. Reed and Rudy J. Cerone were designated as the initial Group I directors. On April 25, 2001, Colin V. Reed resigned as a member of our board of directors, effective as of April 23, 2001. HET, through Mr. Reed, appointed Mr. Satre to be his successor as a board member in accordance with applicable procedures under our corporate governance documents. Thereafter, the other individuals identified as Group II and Group III directors above were appointed to the board of directors in accordance with applicable procedures under our corporate governance documents.

         On the date of the Annual Meeting, the terms of the two Group I directors, Messrs. Satre and Cerone, will expire. Holders of Common Stock are entitled to cast one vote for each share of Common Stock held on the record date for a person chosen to stand for election in accordance with our Charter and our Bylaws by each of HET and the majority of the Non-HET Nominated Directors or nominated by any other qualified holder in accordance and consistent with our Charter and our Bylaws. No other qualified holder has properly nominated a director in accordance with the provisions set forth in our Charter and Bylaws.

         Mr. Satre has been designated as the HET director nominee by HET and will thus stand for re-election as a Group I director at the Annual Meeting. Mr. Cerone has been designated as the Non-HET Nominated Directors' nominee by a majority of the Non-HET Nominated Directors of the board and will thus stand for re-election as a Group I director at the Annual Meeting. If elected by the stockholders, each of the nominees will serve a two-year term that will expire on the date of the 2004 annual meeting of stockholders. If either of the nominees should be unavailable to serve for any reason (which we do not anticipate), then in the case of Mr. Satre, HET may designate, or in the case of Mr. Cerone, a majority of Non-HET Nominated Directors may designate, a substitute nominee in accordance with our Charter (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee(s)) or HET or a majority of Non-HET Nominated Directors, as the case may be, may allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated.

         On or about February 25, 2002, the Company, through Ms. L. Camille Fowler, Corporate Secretary of the Company, received correspondence from Stephen
H. Brammell, Senior Vice President of Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc. ("HOCI"), concerning director nominations for the Group I vacancies. In the correspondence, Mr. Brammell notified the Company of HET's and HOCI's intent to nominate certain persons for election as Group I directors of the Company at the Annual Meeting of stockholders to be held on April 25, 2002. Specifically, Mr. Brammell, on behalf of HET, wrote that HET, in reliance on Article III, Section 3.2(b)(iv) of the Company's Charter and Article III,
Section 1(a)(v) of the Company's Bylaws, nominated Mr. Philip G. Satre for election as a director of the Company to fill the seat currently held by him as an HET Nominated Director until the Annual Meeting. Additionally, Mr. Brammell, on behalf of HOCI, wrote that HOCI, in reliance on Article III, Section 1(b) of the Bylaws, nominated Mr. Charles C. Teamer, Sr. for election as a director of the Company to fill the seat currently held by a Non-HET Nominated Director until the Annual Meeting.

         Until March 29, 2004, HET's right to nominate directors is governed by
Article III, Section 3.2 of the Charter and Article III, Section 1(a) of the Bylaws. Specifically, with respect to the Group I positions, Article III,
Section 3.2(b)(iv) of the Charter and Article III, Section 1 (a)(v) of the Bylaws provide that at the First Anniversary Meeting, HET and the majority of the Non-HET Nominated Directors will each have the right to nominate one director to serve two-year terms. The Charter and Bylaws define "HET" to mean Harrah's Entertainment, Inc., and its controlled affiliates, specifically including HOCI and Harrah's New Orleans Management Company.

         In addition, the Charter and Bylaws define Group I as two authorized nominated directors, specifically consisting of one Director nominated by HET and one Director nominated by the Creditor's Committee. The Charter and Bylaws define "HET Nominated Directors" to mean those nominated directors and any successor directors nominated by HET under Section 3.2 of the Charter, whereas "Non-HET Nominated Directors" are defined to mean all nominated directors, who were nominated by the Creditors' Committee, Non-HET Nominated Directors or Non-HET Affiliated Directors under Article III, Section 3.2 of the Charter. The provisions of the Charter and Bylaws concerning nomination of directors, removal of directors, and the filling of vacancies on the Board of Directors during the three year period following the effective date of our Plan of Reorganization confirm that during the three-year period, Non-HET Nominated Director seats are to be controlled by the Non-HET constituents and HET Nominated Director seats are to be controlled by HET.

         Based on these provisions contained in the Company's Charter and Bylaws, the Company's legal counsel has opined that HET and its controlled affiliates, including HOCI, have the right to nominate only one Director for election to Group I at the April 25, 2002, Annual Meeting of stockholders, that during the three-year period following the effective date of our Plan of Reorganization, a qualification for one of the directors serving in Group I is that such director be a Non-HET Nominated Director, and that the attempt of HET and HOCI to nominate both Mr. Satre and Mr. Teamer violates the Company's Charter and Bylaws. HET has nominated Mr. Satre to serve as the Group I HET Nominated Director. Any additional nomination of a Group I director by HET or its controlled affiliates, including HOCI, violates the provisions contained in the Company's Charter and Bylaws and is not a proper nomination.

THE HET NOMINATED DIRECTORS UNANIMOUSLY RECOMMEND THAT HOLDERS OF COMMON STOCK VOTE "FOR" THE PROPOSAL TO RE-ELECT PHILIP G. SATRE AS A GROUP I DIRECTOR AND THE NON-HET NOMINATED DIRECTORS UNANIMOUSLY RECOMMEND THAT HOLDERS OF COMMON STOCK VOTE "FOR" THE PROPOSAL TO RE-ELECT RUDY J. CERONE AS A GROUP I DIRECTOR, IN EACH CASE FOR A TWO-YEAR TERM EXPIRING ON THE DATE OF THE 2004 ANNUAL MEETING OF STOCKHOLDERS.

             INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

         The following table sets forth certain information regarding the two nominees for director and the five incumbent directors whose terms as directors will continue following the Annual Meeting.

GROUP I DIRECTORS NOMINATED TO SERVE UNTIL THE DATE OF
THE 2004 ANNUAL MEETING OF STOCKHOLDERS


Rudy J. Cerone....................................            Mr. Cerone, age 48, was a class A director from March 4, 1999, until the effective date of our Plan of Reorganization and has been a Group
                                                              I director since the effective date of our Plan of Reorganization.
                                                              Since December 1987, Mr. Cerone has been a partner in McGlinchey
                                                              Stafford, PLLC, a law firm located in New Orleans, Louisiana.

Philip G. Satre...................................            Mr. Satre, age 52, was a class B director from March 2, 2000, until the effective date of our Plan of Reorganization and has been a Group
                                                              I director since April 23, 2001. Mr. Satre has been Chairman of the
                                                              Board since January 1997, and Chief Executive Officer since April
                                                              1994, of Harrah's Entertainment, Inc. He was a member of the three-executive Office of the President from May 1999 to April 2001, and was President from April 1994 until May 1999 of Harrah's
                                                              Entertainment, Inc. He was President of the Harrah's Entertainment
                                                              Gaming Group from 1984 to August 1995, and has been a director of
                                                              Harrah's Entertainment, Inc., since February 1990. He is the chairman of the executive committee of the Harrah's Entertainment, Inc. board of directors. He has been Chairman and Chief Executive


                                                              Officer of Harrah's New Orleans Management Company since August 1993.
                                                              Mr. Satre is also a director of JDN Realty Corporation and TABCORP
                                                              Holdings Limited, an Australian public company (pending regulatory approval). He was Chairman of the executive committee of Harrah's Jazz
                                                              Company and a director and President of Harrah's Jazz Finance Corp., both of which filed petitions under Chapter 11 of the United States
                                                              Bankruptcy Code in November 1995.

GROUP II DIRECTORS TO SERVE UNTIL THE DATE OF
THE 2003 ANNUAL MEETING OF STOCKHOLDERS

Paul D. Debban....................................            Mr. Debban, age 50, has served as the President of JCC Holding and
                                                              Jazz Casino Company, LLC since July 15, 2001. Mr. Debban has also served as a director on our board of directors since June 15, 2001.
                                                              Since 1988, Mr. Debban has served as Managing Director of the
                                                              Reorganized Securities Group, a division of the investment banking firm The Seidler Companies, Inc.

Anthony Sanfilippo................................            Mr. Sanfilippo, age 43, has served as a director on our board of directors since June 15, 2001. Mr. Sanfilippo has also served as the
                                                              President of the Harrah's Entertainment Central Division since 1997.
                                                              Mr. Sanfilippo has been President and Chief Operating Officer of
                                                              Harrah's New Orleans Management Company since May 17, 2001.

GROUP III DIRECTORS TO SERVE UNTIL THE DATE OF
THE 2004 ANNUAL MEETING OF STOCKHOLDERS

Preston Smart.....................................            Mr. Smart, age 46, has served as the President of JCC Development,
                                                              Canal Development and Fulton Development since July 15, 2001. Mr.
                                                              Smart has served as Vice President of Development of JCC Holding since
                                                              November 2, 2001. Mr. Smart has also served as a director on our board of directors since August 23, 2001. Since August 1995, Mr. Smart has been the Chairman and Chief Executive Officer of BayVen Capital, Inc.,
                                                              a privately held real estate development and investment firm.

Chris Lowden......................................            Mr. Lowden, age 36, has served as a director on our board of directors since August 23, 2001. Since October 2000, Mr. Lowden has been a director and Chief Executive Officer of Endeavor Gaming, a privately held gaming company. Prior to joining Endeavor Gaming, Mr. Lowden served as Executive Vice-President of Operations of Santa Fe Gaming
                                                              Corporation, now known as Archon Corporation, a publicly traded Nevada corporation.

Eddie N. Williams.................................            Mr. Williams, age 69, was a class B director from March 4, 1999, until the effective date of our Plan of Reorganization and has been a Group
                                                              III director since August 23, 2001. Mr. Williams has served as
                                                              President, Chief Executive Officer and Director of the Joint Center
                                                              for Political and Economic Studies, a national non-profit research institution, since July 1972. Mr. Williams also serves as a director of each of Harrah's Entertainment and Riggs National Corporation. Mr.
                                                              Williams was a member of the executive committee of Harrah's Jazz
                                                              Company and a director of Harrah's Jazz Finance Corp. from January
                                                              1995 to October 1998, both of which filed petitions under Chapter 11 of the United States Bankruptcy Code in November 1995.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The board of directors conducts its business through meetings of the full board and through committees of the board. Our Bylaws permit us to maintain an audit committee, a compensation committee, and any other committee allowed by law and as established by proper resolution consisting of one or more of our directors. Pursuant to this authority, the board of directors has established an audit committee and a compensation committee. During the fiscal year ended December 31, 2001, the board of directors held 18 meetings, and each director who was serving on the board at the time of such meetings attended at least 75% of all meetings of the full board of directors. The audit committee held 4 meetings during fiscal year 2001, and the compensation committee held 5 meetings during fiscal year 2001.

AUDIT COMMITTEE.

         The Audit Committee is comprised of Messrs. Cerone, Williams and Lowden (Chairman). As a result of our recent reorganization, certain restrictions contained in our corporate governance documents, our casino operating contract and requirements to obtain certain approvals from the Louisiana Gaming Control Board, we were unable to complete a full Audit Committee until August 23, 2001. Messrs. Lowden and Cerone are independent under rules established by the American Stock Exchange, which have been adopted by the Company for this purpose. Although Mr. Williams may not be excluded as an independent director by the technical requirements of the rules established by the American Stock Exchange, the board has determined that Mr. Williams may not be considered independent due to his position as a director of Harrah's Entertainment. The board of directors, however, has determined that Mr. Williams' membership on the Audit Committee is required in the best interests of the Company and our shareholders. The Company, having recently emerged from bankruptcy on March 29, 2001, is subject to certain limitations and restrictions negotiated in the reorganization and memorialized in the Company's corporate governance documents that pose substantial difficulties in placing three independent directors on the Audit Committee at this time. Pursuant to our corporate governance documents and the Plan of Reorganization, our board of directors consists of a total of seven board members, of which three are selected by Harrah's Entertainment. The configuration of our board cannot be changed prior to March 29, 2004, without an affirmative vote of at least 90% of issued and outstanding shareholders. Thus, we are severely restricted in our ability to place an additional qualified independent director on our board. Accordingly, after much deliberation, the board determined that it would be in the best interests of the Company and its shareholders to request that Mr. Williams serve on its Audit Committee. Mr. Williams is not a current employee of the Company or a family member of such an employee. Mr. Williams' primary occupation, since 1972, is as the President, Chief Executive Officer and Director of the Joint Center for Political and Economic Studies, a national non-profit research institution. Mr. Williams served on our board as a class B director from March 4, 1999, until the effective date of our Plan of Reorganization and has been a Group III director since August 23, 2001. In addition, Mr. Williams also serves on the board of Riggs National Corporation. See also "Certain Relationships and Related Transactions - Other director relationships" below.

         The general objectives of the Audit Committee are to assist the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The specific duties of the Audit Committee are set forth in the Audit Committee Charter, adopted by the board of directors and attached to this proxy statement as Appendix A.

         The information contained in this proxy statement with respect to the Audit Committee Charter and the independence of the members of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION COMMITTEE.

         The Compensation Committee consists of three directors and is empowered to act on our behalf in all matters regarding the compensation of officers and directors. The Compensation Committee is comprised of Rudy J. Cerone (Chairman), Anthony Sanfilippo, and Chris Lowden. See also "Certain Relationships and Related Transactions - Other director relationships" below.

                              DIRECTOR COMPENSATION

         Our directors receive an annual retainer of $40,000, a fee of $1,000 for each board meeting attended by the director and a fee of $500 for each meeting of any committee of the board attended by the director. Each director also receives reasonable out-of-pocket expenses for attending board and committee meetings. Pursuant to our Bylaws, directors who are employees of Harrah's Entertainment or certain affiliates of Harrah's Entertainment (including Messrs. Sanfilippo and Satre), receive no directors' fees.

                             EXECUTIVE COMPENSATION

         Our named executive officers include Mr. Paul D. Debban, Mr. Preston Smart and Ms. L. Camille Fowler. As discussed above, Mr. Debban has served as the President of JCC Holding and Jazz Casino Company, LLC since July 15, 2001, and Mr. Smart has served as the President of JCC Development, LLC, JCC Canal Development, LLC and JCC Fulton Development, LLC since July 15, 2001, and Vice President of Development of JCC Holding since November 2, 2001. Ms. Fowler, age 47, has served as the Vice President -- Finance, Treasurer and Secretary of JCC Holding, Jazz Casino Company, LLC, JCC Development, LLC, JCC Canal Development, LLC and JCC Fulton Development, LLC since September 1998. Ms. Fowler continued to serve in her capacity as an executive officer of these entities prior to and during our 2001 bankruptcy proceedings, as well as after the effective date of our Plan of Reorganization. Ms. Fowler also served as Director of Finance of the Manager from April 1996 to November 1998, Vice President and Secretary of the Manager from January 1998 to November 1998, and Treasurer of the Manager from February 1998 to November 1998. From October 1993 until April 1996, Ms. Fowler served as the Director of Financial Reporting of the Manager.

SUMMARY OF COMPENSATION

         The following table sets forth the compensation paid or accrued in each of the fiscal years ended December 31, 1999, 2000 and 2001 to each of our executive officers who served as an executive officer during fiscal year 2001 and whose annual compensation and bonus was $100,000 or more during fiscal year 2001.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                   LONG-TERM COMPENSATION AWARDS
                              -------------------------------------------   --------------------------------------
                                                                                                        SECURITIES
NAME AND                                                     OTHER ANNUAL   RESTRICTED    RESTRICTED    UNDERLYING    ALL OTHER
PRINCIPAL POSITIONS           YEAR    SALARY      BONUS(24)  COMPENSATION   CASH AWARDS  STOCK AWARDS    OPTIONS     COMPENSATION
-------------------           ----    ------      ---------  ------------   -----------  ------------   ----------   ------------
Paul D. Debban                2001  $   7,000(*)  $      --  $     --      $      --      $      --      309,531(*)  $ 45,653 (1)
     President (1)
Frederick W. Burford          2001  $ 160,600     $ 148,500  $     --      $      --      $      --           --     $767,836 (5)
     President and Chief      2000  $ 278,481     $ 137,500  $     --      $ 398,750 (2)  $ 138,000 (3)       --     $ 10,766 (4)
     Executive Officer (6)    1999  $ 260,000     $ 130,000  $ 35,063 (7)  $      --      $ 323,125 (8)  115,000(9)  $  6,866 (10)
L. Camille Fowler             2001  $ 157,471     $  67,038  $     --      $      --      $      --      120,000(12) $  9,750 (13)
     Vice President-Finance,  2000  $ 151,260     $  26,500  $     --      $ 112,500 (2)  $  34,500 (3)       --     $ 10,485 (14)
     Treasurer and            1999  $ 145,000     $  50,750  $     --      $      --      $  88,125 (8)   31,500(9)  $  8,966 (15)
     Secretary (11)
Preston Smart                 2001  $   7,000(*)  $      --  $     --      $      --      $      --      309,531(*)  $ 40,576 (16)
    Vice-President -
    Development (16)
Thomas M. Morgan              2001  $  53,387     $      --  $     --      $      --      $      --           --     $ 31,632 (19)
     Vice President -         2000  $ 179,681     $ 137,131  $     --      $ 185,725 (2)  $      --           --     $ 33,199 (20)
     Development (17)         1999  $      --     $      --  $ 25,665 (18) $      --      $      --           --     $     --
Fred J. Keeton
     Vice President-          2001  $  86,800     $  51,000  $     --      $      --      $      --           --     $ 28,704 (23)
     Government Affairs and   2000  $ 136,976     $  49,000  $     --      $ 105,000 (2)  $  27,600 (3)       --     $     25
     Community                1999  $  64,904     $  79,092  $ 22,847 (22) $      --      $  52,875 (8)   19,000(9)  $    266
     Relations (21)

----------

* The Compensation Committee has approved compensation for Mr. Debban, as President of the Company and Mr. Smart, as Vice President of Development of the Company and President of JCC Development, LLC, JCC Canal Development, LLC and JCC Fulton Development, LLC, of an aggregate value of approximately $411,850 each per year to be paid primarily in the form of stock options valued under a Black-Scholes valuation model. In order to maximize long-term shareholder value and avoid excessive dilution of shareholders' current ownership interest, the Compensation Committee has determined that the option grants to each of Mr. Debban and Mr. Smart cannot exceed 2.499% of the outstanding shares of the Company per year. In the event that the value of the option grants to each of Mr. Debban and Mr. Smart exceed 2.499% in a year, such option grants will each be reduced to fall below 2.499% and the value of the reduction in the option grants will be carried forward to future years. Thus, in March 2002, Messrs. Debban and Smart were each granted options to purchase 309,531 shares of Common Stock with a strike price of $2.00 per share for past services. Half of the options are presently exercisable and the remaining half of the options vests April 1, 2002. Additionally, Messrs. Debban and Smart will each receive a cash sum required to be paid under the Fair Labor Standards Act (the "FLSA"), of approximately $7,000 for fiscal year 2001 and approximately $13,000 per year thereafter. For further details, see "Report of the Compensation Committee of the Board of Directors -President's Compensation."

(1) Mr. Debban became the President of JCC Holding on July 15, 2001. Presently, he does not receive cash compensation for acting in such capacity other than the sum required to be paid under the FLSA, approximately $7,000 for fiscal year 2001 and approximately $13,000 per year thereafter. Mr. Debban, however, does receive cash compensation as a director of JCC Holding. In 2001, Mr. Debban's compensation as a director consisted of $30,000, the equivalent of three-quarters of the annual retainer for service during the second, third and fourth quarters of 2001, $8,500 for board meetings attended and a reimbursement of $7,153 in out-of-pocket expenses for travel relating to his duties as a director and as President of the Company. For further details, see "Report of the Compensation Committee of the Board of Directors - President's Compensation."

(2) On November 30, 2000, we granted restricted cash awards under the provisions of our 1998 Long Term Incentive Plan, which were to have vested ratably over four years with the first installment payment to be made on January 1, 2002. The Board of Directors resolved to defer the decision on whether the form of the award would be in cash or stock until after the conclusion of the reorganization and ultimately chose not to make the awards. These awards have no legal or economic effect as a result of our Plan of Reorganization.

(3) On May 16, 2000, we granted restricted stock awards under the provisions of our 1998 Long Term Incentive Plan, which were to have vested ratably over four years beginning on January 1, 2001. These awards were eliminated and have no legal or economic effect as a result of our Plan of Reorganization.

(4) Consists of $10,500 of matching contributions made by us to our 401(k) plan based on a percentage of Mr. Burford's contributions to the 401(k) plan and $266 of insurance premiums paid by us for term life insurance for the benefit of Mr. Burford.

(5) Consists of $429,000 of severance salary paid by us in connection with Mr. Burford's separation, $172,094 of severance bonus paid by us in connection with Mr. Burford's separation, $51,990 of accumulated vacation time unused as of his departure from the Company, $10,200 of matching contributions made by us to our 401(k) plan based on a percentage of Mr. Burford's contributions to the 401(k) plan, $541 of insurance premiums paid by us for term life insurance for the benefit of Mr. Burford, $30,000 of outplacement fees paid by us in connection with Mr. Burford's separation, $25,000 of legal fees paid by us in connection with Mr. Burford's separation, $10,650 in taxes paid by us on behalf of Mr. Burford, $9,148 in medical insurance benefits paid by us on behalf of Mr. Burford and $29,213 of rent for an apartment in New Orleans, Louisiana.

(6) Mr. Burford served as our President and Chief Executive Officer from April 1998 to July 15, 2001.

(7)      Includes $33,400 of rent for an apartment in New Orleans, Louisiana.

(8) On April 29, 1999, we issued the following number of shares of restricted class A common stock to the following named executive officers: 55,000 shares to Mr. Burford, 15,000 to Ms. Fowler and 9,000 shares to Mr. Keeton. The amounts in the table above represent the fair value of the awards on the grant date. As of March 2, 2000, 33% of each officer's shares of restricted stock vested and the restrictions thereon terminated. As of December 31, 1999, the value of the restricted stock awards were as follows: $154,688 for Mr. Burford, $42,188 for Ms. Fowler and $25,313 for Mr. Keeton. Subsequently, these awards were eliminated as a result of our Plan of Reorganization and have no legal or economic effect.

(9) These options were eliminated as of March 29, 2001, as a result of our Plan of Reorganization.

(10) Consists of $6,600 of matching contributions made by us to our 401(k) plan based on a percentage of Mr. Burford's contributions to the 401(k) plan and $266 of insurance premiums paid by us for term life insurance for the benefit of Mr. Burford.

(11) Ms. Fowler served as the Director of Finance, Vice President, Secretary and Treasurer of Harrah's New Orleans Management Company until November 1998, when she was elected as our Vice President - Finance, Treasurer and Secretary.

(12) On September 19, 2001, we granted Ms. Fowler 70,313 shares in stock options under the provisions of our 1998 Long Term Incentive Plan to replace the November 2000 cash awards (see footnote 2 above) and on October 25, 2001, we increased this grant to an award of 120,000 shares in stock options. The stock options vest ratably over four years, beginning on January 1, 2002.

(13) Consists of $9,270 of matching contributions made by us to our 401(k) plan based on a percentage of Ms. Fowler's contributions to the 401(k) plan, $155 of insurance premiums paid by us for term life insurance for the benefit of Ms. Fowler, and $325 for reimbursement of financial consulting services.

(14) Consists of $10,114 of matching contributions made by us to our 401(k) plan based on a percentage of Ms. Fowler's contributions to the 401(k) plan, $71 of insurance premiums paid by us for term life insurance for the benefit of Ms. Fowler and $300 reimbursement for financial consulting services.

(15) Consists of $8,700 of matching contributions made by us to our 401(k) plan based on a percentage of Ms. Fowler's contributions to the 401(k) plan and $266 of insurance premiums paid by us for term life insurance for the benefit of Ms. Fowler.

(16) Mr. Smart became the Vice-President of Development of JCC Holding on November 2, 2001, and President of JCC Development, LLC, JCC Canal Development, LLC and JCC Fulton Development, LLC on July 15, 2001. Presently, he does not receive cash compensation for acting in such capacity other than the sum required to be paid under the FLSA, approximately $7,000 for fiscal year 2001 and approximately $13,000 per year thereafter. Mr. Smart, however, does receive cash compensation as a director of JCC Holding. In 2001, Mr. Smart's compensation as a director consisted of $30,000, the equivalent of three-quarters of the annual retainer for service during the second, third and fourth quarters of 2001, $8,500 for board meetings attended and a reimbursement of $2,076 in out-of-pocket expenses for travel relating to his duties as a director and as Vice-President of Development of the Company and President of JCC Development, LLC, JCC Canal Development, LLC and JCC Fulton Development, LLC. For further details, see "Report of the Compensation Committee of the Board of Directors - President's Compensation."

(17) Mr. Morgan joined us in January 1999 when he began serving as an officer that we leased from Harrah's Operating Company. From January 1999 to January 2000, Mr. Morgan was employed by Harrah's Operating Company, from which we leased Mr. Morgan. The compensation presented excludes amounts that Jazz Casino Company paid Harrah's Operating Company to reimburse it for amounts paid to Mr. Morgan. Mr. Morgan was employed as our Vice-President of Development from January 1999 to March 31, 2001.

(18)     Includes $24,000 of rent for an apartment in New Orleans, Louisiana.

(19) Consists of $3,200 of matching contributions made by us to our 401(k) plan based on a percentage of Mr. Morgan's contributions to the 401(k) plan, $32 of insurance premiums paid by us for term life insurance for the benefit of Mr. Morgan, $11,900 of rent for an apartment in New Orleans, Louisiana, and $16,500 accumulated vacation time unused as of his departure from the Company.

(20) Consists of $10,500 of matching contributions made by us to our 401(k) plan based on a percentage of Mr. Morgan's contributions to the 401(k) plan, $21 of insurance premiums paid by us for term life insurance for the benefit of Mr. Morgan, and $22,679 of rent for an apartment in New Orleans, Louisiana.

(21) Mr. Keeton joined us in September 1998 as an officer that we leased from Harrah's Operating Company. From September 1998 to July 1, 1999, Mr. Keeton was employed by Harrah's Operating Company, from which we leased Mr. Keeton. The compensation presented excludes amounts that Jazz Casino Company paid Harrah's Operating Company to reimburse it for amounts paid to Mr. Keeton. Mr. Keeton was employed as our Vice-President of Community Relations and Government Affairs from July 1999 to June 2001.

(22)     Includes $19,839 of rent for an apartment in New Orleans, Louisiana.

(23) Consists of $2,700 of matching contributions made by us to our 401(k) plan based on a percentage of Mr. Keeton's contributions to the 401(k) plan, $4 of insurance premiums paid by us for term life insurance for the benefit of Mr. Keeton, and $26,000 of accumulated vacation time unused as of his departure from the Company.

(24) The bonus figures set forth for 2001 include amounts earned in 2001, but paid in 2002; the bonus figures set forth for 2000 include amounts earned in 2000, but paid in 2001; and the bonus figures set forth for 1999 include amounts earned in 1999, but paid in 2000.

EMPLOYMENT AGREEMENTS

         We are party to an employment agreement dated as of August 25, 1999, with L. Camille Fowler.

         Ms. Fowler's employment agreement provides that we will employ her from November 1, 1998 until December 31, 2000, on the terms set forth in the employment agreement. Beginning on December 31, 2000, and on each December 31, thereafter, Ms. Fowler's employment period is automatically extended by an additional one-year period, unless we or Ms. Fowler gives timely notice to the other party that no extension will occur.

         In exchange for Ms. Fowler's services under her employment agreement, during the employment period Ms. Fowler will:

         - receive an annual base salary, which will be paid in equal monthly or more frequent installments at least equal to $145,000;

         - be awarded an annual cash bonus based on corporate and/or individual performance criteria established annually by the Compensation Committee, with a target bonus equal to 35% of her annual base salary for target performance;

         - be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs provided by us that are applicable generally to, and on the same basis as, our senior management; and

         - together with her family, be eligible for, and receive all, benefits under all welfare benefit plans, practices, policies and programs provided by us, to the extent applicable generally to our senior management. In addition, we are required to provide Ms. Fowler with all fringe benefits in effect for our senior management.

         We have also adopted a long-term compensation plan that will allow Ms. Fowler to earn, over a four-year period, 75%, of her annual base salary. Also, to the extent compensation to Ms. Fowler consists of stock options, restricted stock or other equity-based awards that may be vested and/or exercised, any instrument evidencing this compensation will provide that the equity awards will continue to vest and/or become exercisable during the 12-month period following the date her employment agreement terminates. However, if the termination date occurs within two years after a change of control in JCC Holding Company, these equity awards will vest immediately and be exercisable for the 12-month period following the date of Ms. Fowler's termination.

         During the employment period, Ms. Fowler's employment (1) will terminate upon her death, (2) may be terminated by us with or without cause or if she becomes disabled, and (3) may be terminated by Ms. Fowler for good reason or for no reason. If, during the employment period, Ms. Fowler's employment is terminated by us other than for cause or her disability, or she terminates her employment for good reason, then:

         - we will pay Ms. Fowler the accrued obligations that we owe her in the form of a lump sum cash payment equal to the aggregate of (a) the sum of (1) to the extent unpaid, her annual base salary through the date of termination, (2) the product of (x) her target bonus for the year in which the date of termination occurs and (y) a fraction, the numerator of which is the number of days in the then current fiscal year through the date of termination and the denominator of which is 365, (3) to the extent unpaid, any accrued vacation pay, and (4) to the extent unpaid, any compensation previously deferred by Ms. Fowler; and (b) the sum of (1) her annual base salary in effect as of the date of termination, and (2) her target bonus for the year in which the date of termination occurs;

         - subject to certain limitations, we will continue to provide certain welfare benefits to Ms. Fowler and her family for 12 months after the date of termination or such longer period specified in the applicable plan or program; and

         - we will pay or provide any other amounts or benefits required to be paid or provided to Ms. Fowler under any of our applicable plans, programs, policies, practices or contracts.

         If, during the employment period, we terminate Ms. Fowler's employment for cause, Ms. Fowler voluntarily terminates her employment without good reason, or Ms. Fowler dies or becomes disabled, we must pay Ms. Fowler the accrued obligations that we owe her (but in the case of termination by us for cause or termination by Ms. Fowler without good reason, we do not have to pay her pro rated target bonus) and provide certain other benefits.

         Ms. Fowler's employment agreement further provides that she is not required to seek other employment or take other actions to mitigate amounts payable under the employment agreement, and these amounts will not be reduced if she obtains other employment following the termination of her employment with us. In addition, Ms. Fowler is required to hold our and Harrah's Entertainment's confidential information in a fiduciary capacity for our benefit and, after the termination of her employment, she may not disclose this confidential information without our prior written consent.

         We also anticipate being a party to an employment agreement with Preston Smart and an employment agreement with Paul Debban as such employment agreements were approved on March 7, 2002. The employment agreements are to be effective retroactively to June 15, 2001, and provide that we will employ them on the terms set forth in their respective employment agreements until they resign or we terminate them. Under the employment agreements, during each of their employment periods, Mr. Smart's and Mr. Debban's respective employment (1) will terminate upon their death, (2) may be terminated by us with or without cause or if they become disabled, and (3) may be terminated by Mr. Smart or Mr. Debban for good reason or for no reason. For further detail, see "Report of the Compensation Committee of the Board of Directors - President's Compensation."

OPTION GRANTS

         The following table provides information with regard to stock option grants to the named executive officers.

                     OPTION GRANTS TO THE EXECUTIVE OFFICERS

                                                     INDIVIDUAL GRANTS
                      -----------------------------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE VALUE AT
                                            % OF TOTAL                                               ASSUMED ANNUAL RATES OF STOCK
                                            OPTIONS                                                  PRICE APPRECIATION FOR OPTION
                      NUMBER OF SECURITIES  GRANTED TO                                                         TERM
                      UNDERLYING OPTIONS    EMPLOYEES    EXERCISE PRICE   MARKET PRICE   EXPIRATION  ------------------------------
NAME                  GRANTED               IN 2001        PER SHARE     ON GRANT DATE   DATE            5%                  10%
----                  --------------------  ----------   --------------  -------------   ----------  ----------          ----------
Paul D. Debban (1)       249,275              31.4%         $ 2.00           $ 2.25       3/3/07     $  137,740          $  304,370
                          60,256               7.6%         $ 2.00           $ 3.00       3/6/07     $   33,295          $   73,574
Preston Smart (1)        249,275              31.4%         $ 2.00           $ 2.25       3/3/07     $  137,740          $  304,370
                          60,256               7.6%         $ 2.00           $ 3.00       3/6/07     $   33,295          $   73,574
L. Camille Fowler (2)    120,000              15.1%         $ 3.20           $ 3.20      9/18/10     $    2,195          $  223,841

 (1) The stock options of Mr. Debban, as President of JCC Holding, and Mr. Smart, as Vice President of Development of JCC Holding and President of JCC Development, LLC, JCC Canal Development, LLC, and JCC Fulton Development, LLC were granted in March 2002 for past services. Half of each of Mr. Debban's and Mr. Smart's stock options are presently exercisable and the remaining half of each of their stock options vests April 1, 2002. For further details, see "Report of the Compensation Committee of the Board of Directors - President's Compensation."

(2) Ms. Fowler's stock options were granted pursuant to our 1998 Long Term Incentive Plan ("LTIP") during fiscal year 2001. The options granted pursuant to the LTIP expire ten years from the date of grant and become exercisable in full on January 1, 2005. Options to purchase a total of 175,619 shares of Common Stock were granted to employees in fiscal 2001 under our LTIP.

         Amounts reported in the last two columns represent hypothetical amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the

Common Stock. We do not guarantee that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individual. This table does not take into account any appreciation of the price of the Common Stock from the date of grant to the current date.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information regarding (a) the number of shares of Common Stock received upon exercise of options by the named executive officers during fiscal 2001, (b) the net value realized upon such exercise, (c) the number of unexercised options held at December 31, 2001, and (d) the aggregate dollar value of unexercised options held at December 31, 2001.

                     AGGREGATED OPTION EXERCISES IN 2001 AND
                         DECEMBER 31, 2001 OPTION VALUES

                                               NUMBER OF SECURITIES                VALUE OF UNEXERCISED, IN-THE-
                                               UNDERLYING UNEXERCISED              MONEY OPTIONS AT
                                               OPTIONS HELD AT DECEMBER 31, 2001   DECEMBER 31, 2001
                                               ---------------------------------   -----------------------------
                      SHARES
                      ACQUIRED ON   VALUE
NAME                  EXERCISE      REALIZED   EXERCISABLE    UNEXERCISABLE        EXERCISABLE    UNEXERCISABLE
----                  -----------   --------   -----------    -------------        -----------    -------------
Paul D. Debban            --       $     --    154,766 (1)       154,765           $     --        $     --
Preston Smart             --       $     --    154,766 (1)       154,765           $     --        $     --
L. Camille Fowler         --       $     --          0 (2)       120,000           $     --        $     --


     (1) In March 2002, Messrs. Debban and Smart were each granted options to purchase 309,531 shares of Common Stock for past services rendered to the Company. Half of the options vested retroactively in October, 2001 and are presently exercisable and the remaining half of the options vests in April 1, 2002.

     (2) On January 1, 2002, 30,000 shares of Common Stock were issuable upon the exercise of presently exercisable outstanding stock options.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

INTRODUCTION

         The Compensation Committee is responsible for developing our executive compensation policies and advising the board of directors with respect to these policies. This report by the Compensation Committee reviews our policies generally with respect to the compensation of all executive officers as a group for fiscal 2001 and specifically reviews the compensation established for our Presidents for fiscal 2001.

         The members of the Compensation Committee are Rudy J. Cerone (Chairman), Anthony Sanfilippo, and Chris Lowden. Presently, Anthony Sanfilippo is the President of the Central Division of Harrah's Entertainment, Inc. and President and Chief Operating Officer of Harrah's New Orleans Management Company. Rudy Cerone and Chris Lowden are not and have not been officers or employees of JCC Holding Company or any of its subsidiaries. Mr. Cerone is a member of McGlinchey Stafford, PLLC, a law firm located in New Orleans, Louisiana. On a limited basis, McGlinchey Stafford provided certain labor law advice to the Company during fiscal year 2001.

EXECUTIVE COMPENSATION PROGRAM

         Our executive compensation program for fiscal 2001 was designed primarily to attract and retain executive officers following the consummation of the transactions contemplated by the Plan of Reorganization. The fiscal 2001 program consisted of three elements: a salary (base pay); variable incentive pay (which was paid in the form of a cash bonus); and long-term incentive pay (stock options). This program applied to all of our key management personnel, except Paul Debban and Preston Smart. Preston Smart's compensation was determined in the same manner as described below under "President's Compensation." All of our executives were also eligible for employee benefits offered to all of our employees, including life, health, disability and dental insurance and our 401(k) savings plan.

         Salary. Base salary for executive officers in 2001 was determined by the Compensation Committee after consideration of salary levels in the casino and gaming industry for various executive positions, and reviewed and endorsed by BDO Seidman, LLP, an independent executive compensation expert.

         Annual Incentive Pay. For services rendered in fiscal 2001, we paid cash bonuses to our executive officers ranging from $51,000 to $148,500. These bonuses were based on the Company's attainment of pre-determined objectives, such as successful restructuring of the Company.

         Long-Term Incentive Pay. Our long-term incentive program in 2001 consisted of stock options. These awards are designed to provide a multi-year incentive program for our senior executives. For each participant, the Compensation Committee establishes an annual long-term incentive compensation amount based on publicly available comparative data.

         Stock Options. During fiscal 2001, we granted stock options to certain of our executive officers pursuant to our 1998 Long Term Incentive Plan to replace the cash grants made in November 2000. The options expire ten years from the date of grant and have an exercise price equal to the fair market value of the underlying stock on the date of grant. The options granted pursuant to the 1998 Long Term Incentive Plan become exercisable over four years, in equal installments, beginning January 1, 2002.

PRESIDENT'S COMPENSATION

         Paul Debban has served as our President since July 15, 2001. Mr. Debban does not receive cash compensation other than the amount that is required to be paid under the FLSA, approximately $13,000 per year. The Compensation Committee has also approved compensation for Mr. Debban as well as Mr. Smart in the form of stock options. This compensation will be paid primarily in options valued under a Black-Scholes valuation model. In March 2002, the Compensation Committee granted to each of Mr. Debban and Mr. Smart 309,531 options to purchase shares of Common Stock with a strike price of $2.00 per share. Half of each of Mr. Debban's and Mr. Smart's stock options are presently exercisable and the remaining half of each of their stock options vests April 1, 2002. Additionally, Messrs. Debban and Smart will receive a cash sum required to be paid under the FLSA, approximately $13,000 per year.

         In order to maximize long-term shareholder value and avoid excessive dilution of shareholders' current ownership interest, the Compensation Committee has determined that the compensation to be paid to each Mr. Debban and Mr. Smart through option grants cannot exceed 2.499% of the outstanding shares of the Company per year. In the event that the value of the options to be granted to each Mr. Debban and Mr. Smart would entitle them to options on shares exceeding 2.499% in a year, such option grants will be reduced to fall below 2.499% of the outstanding shares of the Company and the value of such a reduction in the option grants will be carried forward for the benefit of each of Mr. Debban and Mr. Smart to future years. For example, for the period from June 15, 2001 to March 31, 2002, the Company's professional compensation consultants, BDO Seidman, LLP, calculate that Mr. Debban and Mr. Smart are each receiving approximately $277,502 in value for services rendered as officers of the Company. Thus, each of Mr. Debban and Mr. Smart are entitled as officers of the Company to $134,348 in value to be carried forward to future years.

         In setting the executive compensation, the Compensation Committee determined the amount and terms of the options granted by using the following criteria: the level of the former Chief Executive Officer's compensation to be divided equally between Mr. Debban, as President, and Mr. Smart, as Vice President of Development of the Company and President of JCC Development, LLC, JCC Canal Development, LLC and JCC Fulton Development, LLC; the current value of the JCC Holding Company Common Stock based on comparative share prices of other publicly traded gaming companies; and the value of the services to be performed by Mr. Debban, as President, and in the case of Mr. Smart, the value of the services to be performed by Mr. Smart as Vice President of Development and President of JCC Development, LLC, JCC Canal Development, LLC and JCC Fulton Development, LLC. The Compensation Committee also considered issues relating to balancing the long-term incentives with current compensation for services and the value of compensation and risk involved with the current venture. BDO Seidman, LLP, the Company's professional compensation consultants, assisted the Compensation Committee with its review of Mr. Debban's and Mr. Smart's executive compensation and its evaluation of the reasonableness of such compensation. BDO Seidman, LLP concluded that because Mr. Debban and Mr. Smart are fulfilling the top two executive positions at the Company, the present value of $411,850 of total compensation for each is well below the 50th percentile for each position (as compared to compensation paid in 1999 and 2000 for the top two executives of 11 publicly traded companies in the same industry and revenue size as the Company), and therefore not unreasonable. The compensation of Mr. Debban and Mr. Smart was approved by the Compensation Committee in a 2-0 vote, with Mr. Sanfilippo, the HET Nominated Director abstaining.

         Previously, Frederick W. Burford served as our President and Chief Executive Officer during fiscal 2001 from January 1, 2001 to July 15, 2001. Mr. Burford's fiscal 2001 base salary was $160,600. Mr. Burford earned an annual incentive bonus of $148,500. The level of Mr. Burford's base salary was based upon the comparative information reviewed by the Compensation Committee as described above. Pursuant to Mr. Burford's separation from the Company, Mr. Burford received $429,000 of severance salary, $172,094 of severance bonus, $51,990 of accumulated vacation time unused, $30,000 of outplacement fees paid by us on his behalf and $25,000 of legal fees paid by us on his behalf.

         Mr. Debban's, Mr. Smart's and Mr. Burford's total compensation for fiscal 2001 is provided in detail in the Summary Compensation Table set forth above.

POLICY WITH RESPECT TO DEDUCTIBILITY OF COMPENSATION EXPENSE

         The Omnibus Budget Reconciliation Act of 1993 (OBRA) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain of our executive officers, unless the compensation qualifies as "performance-based" under Section 162(m) of the Internal Revenue Code. Our 1998 Long Term Incentive Plan permits the grant of stock options and other awards that are fully deductible under Section 162(m). For the year ended December 31, 2001, and future years, we intend to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

CONCLUSION

         Our executive compensation program is designed to closely link pay with performance and the creation of stockholder value. Under such a program, depending on the targeted performance level that we reach, our executives will be compensated at varying levels. We believe that this program is and will be successful in supporting our financial, growth and other business objectives.

MEMBERS OF THE COMPENSATION COMMITTEE:

Rudy Cerone (Chairman)
Anthony Sanfilippo
Chris Lowden

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee currently consists of Messrs. Cerone, Lowden, and Sanfilippo. Mr. Sanfilippo, a director on our board, is also the President of the Central Division of Harrah's Entertainment and also President and Chief Operating Officer of Harrah's New Orleans Management Company. Mr. Cerone is a member of McGlinchey Stafford, PLLC, a law firm located in New Orleans, Louisiana. On a limited basis, McGlinchey Stafford provided certain labor law advice to the Company during fiscal year 2001. For further detail, see also "Certain Relationships and Related Transactions-Other director relationships."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Harrah's Entertainment stock ownership. Prior to March 29, 2001, the effective date of our Plan of Reorganization, Harrah's Entertainment, through Harrah's Crescent City Investment Company, an indirect wholly-owned subsidiary of Harrah's Entertainment, owned 4,302,623 shares of class B common stock, or approximately 96.6% of all of the issued and outstanding shares of class B common stock, and approximately 42.6% of all of the issued and outstanding shares of class A and class B common stock. Accordingly, Harrah's Entertainment, through Harrah's Crescent City Investment Company, was able to elect all of the class B directors, who, prior to the transition date, generally supervised our day-to-day activities. Further, Harrah's Crescent City Investment Company was granted a warrant entitling it, upon and after the transition date, to purchase shares of unclassified common stock such that, upon exercise of the warrant in its entirety, Harrah's Entertainment and its subsidiaries would own in the aggregate

50% of the then outstanding shares of unclassified common stock. On the effective date of our Plan of Reorganization, JCC Holding's class A common stock and class B common stock were cancelled.

         On the effective date of our Plan of Reorganization, the outstanding new Common Stock of JCC Holding consisted of 12,386,200 shares of new Common Stock. In consideration of, among other things, Harrah's Entertainment's and Harrah's Operating Company's consent to the cancellation and extinguishment of all claims against us, as further described below, arising under the revolving credit facility, the tranche A-2 term loan, the tranche B-2 term loan, the slot lease, the junior subordinated credit facility, the completion loan agreement and the promissory note, it and its affiliates' agreement to waive all claims relating to existing defaults under the management agreement, the administrative services agreement, the forbearance agreement, the warrant agreement, and any other pre-petition claims against us, and Harrah's Operating Company's agreement to contribute the slot machines to the Company, Harrah's Entertainment received 6,069,238 shares (49%) of the new Common Stock. As of February 14, 2002, Harrah's Entertainment, through Harrah's Operating Company, owned 6,069,238 shares of Common Stock, or approximately 49% of all of the issued and outstanding shares of Common Stock. Accordingly, Harrah's Entertainment, through Harrah's Operating Company, is able to nominate all HET Nominated Directors, except in the case of a vacant seat, which shall be filled by a majority of HET Nominated Directors then in office, and currently has a noncontrolling representation on our board. For further details, see "Proposal 1-Election of Directors-Nominees."

       Casino management agreement, administrative services and executive leasing agreements. Our subsidiary that operates the casino, Jazz Casino Company, and Harrah's New Orleans Management Company, an indirect wholly-owned subsidiary of Harrah's Entertainment, entered into a management agreement, dated as of October 29, 1998, under which Harrah's New Orleans Management Company was exclusively responsible for supervising and managing our casino's operations. In addition to payment of a management fee, Jazz Casino Company was obligated to reimburse Harrah's New Orleans Management for up to $100,000 of travel expenses annually that it incurred in connection with managing the casino. As of March 29, 2001, Jazz Casino Company had deferred the payment of approximately $21.3 million in fees payable to Harrah's New Orleans Management Company under the management agreement.

       On the effective date, all fees under the old management agreement were waived and Jazz Casino Company entered into an amended management agreement. Under the terms of this new management agreement, as consideration for managing the casino, Harrah's New Orleans Management Company is entitled to receive a management fee equal to thirty percent of our earnings before interest, taxes, depreciation, amortization and management fees ("EBITDAM"). As of December 31, 2001, we had incurred $4.4 million in management fees under the new management agreement. To date, we have paid Harrah's New Orleans Management Company all management fees incurred in 2001 under the new management agreement. Jazz Casino Company will continue to reimburse Harrah's Entertainment for the cost of Harrah's Entertainment employees who serve as property level executives and will continue to reimburse Harrah's Entertainment for insurance costs related to the casino. As of December 31, 2001, we had reimbursed Harrah's New Orleans Management Company $2.5 million for the cost of property level executive salaries, and $1.7 million for insurance related to the casino.

       Pursuant to an administrative services agreement, Harrah's Operating Company, a wholly-owned subsidiary of Harrah's Entertainment, provided various administrative systems and services (including, among others, accounting, payroll and risk management services, and human resources administration) for a monthly fee. As of March 29, 2001, Jazz Casino Company had deferred the payment of approximately $8.1 million in fees payable to Harrah's Operating Company under the administrative services agreement. The administrative services agreement was cancelled on the effective date of our Plan of Reorganization. Neither Harrah's New Orleans Management Company nor any of its affiliates is entitled to receive fees for services formerly provided under the administrative services agreement, which services are now provided pursuant to our management agreement at no additional cost.

       Minimum payment and loan guarantees. Under Jazz Casino Company's casino operating contract with the Louisiana Gaming Control Board in effect through March 29, 2001, Jazz Casino Company was required to obtain a guaranty in favor of the State of Louisiana by and through the Louisiana Gaming Control Board to assure payment of a $100 million minimum annual payment due to the State of Louisiana by Jazz Casino Company. On October 30, 1998, Jazz Casino Company entered into an agreement with Harrah's Entertainment and Harrah's Operating Company under which Harrah's Entertainment and Harrah's Operating Company agreed to provide the guaranty of the $100 million minimum payment obligation on an annual basis through March 31, 2004. As of March 29, 2001, Jazz Casino Company had deferred approximately $8.6 million in fees payable to Harrah's Entertainment and Harrah's Operating Company under the minimum payment guaranty agreement. To ensure that we had sufficient liquidity to satisfy our operating expenses, during various periods in 2000 and 2001, Jazz Casino Company stopped making the required daily payment of this minimum payment obligation and Harrah's Entertainment and Harrah's Operating Company, in accordance with their minimum payment guaranty, began making the required daily payment of the minimum payment obligation. As of March 29, 2001, Harrah's Entertainment and Harrah's Operating Company had advanced $45.5 million to the Louisiana Gaming Control Board on our behalf under the minimum payment guaranty. Prior to the date of our bankruptcy filing on January 4, 2001, the principal balance outstanding was subject to interest at LIBOR plus 1%; subsequent to this date, the principal balance outstanding was subject to interest at Prime plus 2% (10.0% as of March 29, 2001), which brought the total balance due as of March 29, 2001 to $53.8 million including principal and interest. Harrah's Entertainment and Harrah's Operating Company also provided a payment guarantee or "put" agreement for an aggregate principal amount of up to $166.5 million of our loans and/or stated amount of letters of credit under the credit agreement, dated as of October 29, 1998, among Jazz Casino Company, as borrower, JCC Holding Company, as guarantor, the banks parties thereto and Bankers Trust Company, as administrative agent. In exchange for this loan guaranty, Jazz Casino Company agreed to pay Harrah's Entertainment an annual credit support fee equal to 0.75% of the average aggregate principal amount of loans and/or stated amount of letters of credit that are guaranteed. As of March 29, 2001, Jazz Casino Company had deferred approximately $1.5 million of fees payable to Harrah's Entertainment and Harrah's Operating Company under this loan guaranty. On the effective date of our Plan of Reorganization, the minimum payment loan along with the guaranty fees and related interest charges were cancelled and Harrah's Entertainment and Harrah's Operating Company received new senior notes and new Common Stock in the amount of $30.6 million (face value) and approximately 3.1 million shares, respectively.

       Jazz Casino Company has entered into a new HET/JCC Agreement whereby Harrah's Entertainment and Harrah's Operating Company will provide an initial four-year minimum payment guaranty of the minimum payment required to be made to the Louisiana Gaming Control Board under the terms of Jazz Casino Company's casino operating contract, as amended pursuant to our Plan of Reorganization. Pursuant to this agreement, Harrah's Entertainment has guaranteed the minimum payment of $50 million for the period April 1, 2001 through March 31, 2002, and $60 million for each period of April 1 to March 31 thereafter through March 31, 2005. In consideration for this initial minimum payment guaranty, Harrah's Entertainment and Harrah's Operating Company are entitled to receive an annual guaranty fee in the amount of two percent of the average amount at risk. The guaranty fees for the current guaranty are as follows: (i) $4.1 million for the period April 1, 2001 through March 31, 2002, (ii) $3.0 million for the period April 1, 2002 through March 31, 2003, (iii) $1.8 million for the period April 1, 2003 through March 31, 2004, and (iv) $0.6 million for the period April 1, 2004 through March 31, 2005.

         Completion guarantees. Pursuant to certain completion guarantees, Harrah's Entertainment and Harrah's Operating Company agreed, among other things, to (1) fund Jazz Casino Company's working capital shortfalls until the date on which, among other things, the casino was equipped with the required furniture, fixtures and equipment and ready to open for business, the casino construction was substantially completed and initial casino operations were opened for business and (2) to guarantee that, at such time, Jazz Casino Company would have available for working capital $5 million of cash and an amount equal to $25 million (less up to $10 million for certain letters of credit issued under our credit agreement and borrowings thereunder to fund a bank account for the casino) available for immediate borrowing(s) under the working capital facility provided pursuant to our credit agreement.

       Pursuant to such completion guarantees, Harrah's Entertainment and Harrah's Operating Company also agreed to guarantee certain obligations of Jazz Casino Company including, among others, the following: (a) the obligation to complete and timely pay for the construction and equipping of the casino in accordance with the terms of (1) the amended and restated lease agreement, dated October 29, 1998, among Jazz Casino Company, the Rivergate Development Corporation and the City of New Orleans, as intervenor, (2) the general development agreement, dated October 29, 1998, among Jazz Casino Company, the Rivergate Development Corporation and the City of New Orleans, as intervenor,
(3) the indentures under which Jazz Casino Company's senior subordinated notes with contingent payments and its senior subordinated contingent notes were issued and (4) any applicable requirement of the Louisiana Gaming Control Board and (b) the obligation to maintain insurance coverage for, and prevent deterioration and unauthorized access to, the casino, and to pay on a timely basis certain amounts owing by Jazz Casino Company. Any expenditures made by Harrah's Entertainment or Harrah's Operating Company under these guarantees were to be repaid by Jazz Casino Company pursuant to the amended and restated subordinated completion loan agreement, dated as of October 30, 1998, with Harrah's Entertainment and Harrah's Operating Company. Harrah's Entertainment and Harrah's Operating Company provided Jazz Casino Company with draws on the available completion loan agreement totaling $5.1 million. On the effective date of our Plan of Reorganization, this completion loan was cancelled.

       Junior subordinated credit facility and second floor construction and master plan financing. Harrah's Entertainment and Harrah's Operating Company agreed to provide Jazz Casino Company with up to $22.5 million of subordinated financing under a junior subordinated credit facility. As of March 29, 2001, $25.2 million of principal was outstanding under the junior subordinated credit facility and Jazz Casino Company had accrued approximately $487,000 of interest payable under the facility. To fund the development of a master plan for the build out and leasing of the second floor of our casino for non-gaming entertainment uses and construction-related work that needed to take place on the second floor of our casino prior to its opening in order to prevent disruption to the casino's gaming operations, on October 26, 1999, our wholly-owned subsidiary, JCC Development Company, L.L.C., entered into a promissory note to borrow up to $2 million from a subsidiary of Harrah's Entertainment to fund these items. Borrowings under this bore interest at 9% per year, and, at JCC Development Company's option, could be repaid in cash or in kind. Principal and interest under this loan was to be paid out of the permanent financing ultimately obtained for the completion of the second floor of the casino. As of March 29, 2001, approximately $1.7 million of principal and accrued interest were outstanding under this borrowing arrangement. On the effective date of our Plan of Reorganization, the junior subordinated credit facility and promissory note were cancelled, and the holders of these loans did not receive any new senior notes or new Common Stock.

       Revolving credit agreement. On the effective date of our Plan of Reorganization, Jazz Casino Company entered into an agreement whereby Harrah's Entertainment, Harrah's Operating Company, and Harrah's New Orleans Management Company will provide us with a new revolving line of credit of up to $35 million for working capital purposes. Our new revolving credit facility bears interest at a rate of LIBOR plus 3.00% per annum and will mature in 2006. As of December 31, 2001, Jazz Casino Company had no outstanding borrowings under this revolving line of credit and had outstanding letters of credit of $700,000.

         Slot machine lease. In October 1999, Jazz Casino Company entered into a master lease agreement with Harrah's Operating Company to lease approximately 1,900 slot machines. On the effective date of our Plan of Reorganization the master lease agreement was cancelled. Harrah's Operating Company contributed the slot machines under the master lease agreement to us in exchange for receiving new Common Stock.

         Forbearance agreement. On February 29, 2000, Jazz Casino Company entered into a limited forbearance agreement with Harrah's New Orleans Management Company, the manager of our casino, and Harrah's Operating Company. This agreement was subsequently amended on August 31, 2000. Under this amended forbearance agreement, Harrah's Operating Company and/or Harrah's New Orleans Management Company agreed to forebear until April 1, 2001 the payment of the following items owed by Jazz Casino Company:

o rent and certain additional charges owed with respect to certain equipment used at the casino that Jazz Casino Company leases from Harrah's Operating Company;

o fees owed with respect to certain administrative services that Harrah's Operating Company provides Jazz Casino Company under an administrative services agreement; and

o certain costs, expenses and services for which Jazz Casino Company is required to reimburse Harrah's New Orleans Management Company under its management agreement.

       As of March 29, 2001, Jazz Casino Company had deferred approximately $23.9 million in accordance with the limited forbearance agreement. On the effective date of our Plan of Reorganization, the limited forbearance agreement was cancelled and Harrah's Operating Company and Harrah's New Orleans Management Company did not receive new senior notes or new Common Stock related to this agreement.

       Finally, on the effective date of our Plan of Reorganization, we reimbursed Harrah's Entertainment and Harrah's Operating Company a total of $2,820,550 for pre-effective date expenses incurred by Harrah's Entertainment, the Harrah's New Orleans Management Company and Harrah's Operating Company on our behalf. Such expenses included over $2.1 million in debtor-in-possession loan principal and interest, approximately $550,075 in legal fees and $210,000 in consulting fees incurred on our behalf.

       Affiliate transactions and competition. Currently, the Chairman of our board, Philip G. Satre, is also (1) the Chairman of the Board and Chief Executive Officer of Harrah's Entertainment, Inc., and (2) the Chairman of the Board and Chief Executive Officer of Harrah's New Orleans Management Company. Anthony Sanfilippo, a director on our board, is also the President of the Central Division of Harrah's Entertainment, Inc., and President and Chief Operating Officer of Harrah's New Orleans Management Company. In addition, Eddie
N. Williams is a director on our board and a director of Harrah's Entertainment, Inc. Harrah's Entertainment owns or controls (indirectly through one or more subsidiaries or affiliates) dockside casinos in Vicksburg and Tunica, Mississippi; Shreveport, Louisiana; and two riverboat casinos in Lake Charles, Louisiana. Harrah's Entertainment (or one or more of its subsidiaries or affiliates) may also develop other casinos that may compete with our casino. As a result of the ownership by Harrah's Entertainment, Inc., of certain casinos that may, or currently, compete with our casino, together with the positions held by Messrs. Satre and Sanfilippo as both directors and officers of Harrah's Entertainment, Inc., and by Mr. Williams, as a director of Harrah's Entertainment, Inc., a conflict of interest may be deemed to exist by reason of such persons' access to our information and business opportunities, any or all of which could be useful to one or more of Harrah's Entertainment, Inc.'s competing casinos. The indenture governing Jazz Casino Company's senior notes, its management agreement with Harrah's New Orleans Management Company and our revolving credit agreement each impose restrictions on our ability to enter into transactions with affiliates, including Harrah's Entertainment, Inc. In addition, the board of directors has implemented procedures that require transactions with affiliates to be approved by disinterested directors. We cannot assure you, however, that the restrictions in these agreements or these procedures will successfully resolve conflicts of interest currently confronting us, or which we may confront in the future.

       Other director relationships. Director Chris Lowden has disclosed that he currently has a business relationship with Director Preston Smart. As disclosed by Mr. Smart, CSP II, LLC, a Nevada limited liability company, which is wholly owned by Mr. Smart, loaned $4 million to Duke's-Sparks, LLC, a gaming company operating in Nevada. The loan provided acquisition and construction financing at twelve percent (12%) per annum. CSP II, LLC is the secured first mortgage lender. According to Mr. Lowden, Endeavor North, LLC is a member of Duke's-Sparks, LLC and Mr. Lowden owns a one-third interest in and is a manager of Endeavor North, LLC. As disclosed by Mr. Lowden, Mr. Lowden, through his interest in Endeavor North, LLC, owns approximately twenty percent (20%) of Duke's-Sparks, LLC. This relationship has been disclosed to the board. Based upon the conclusion of the Company's executive compensation consultant, BDO Seidman, that the executive compensation is not unreasonable, and prior approval of the value of the compensation to be paid to Mr. Smart by Directors Satre, Sanfilippo, and Cerone, at the time they were members of the Compensation Committee, the Company has concluded that Mr. Lowden's approval of Mr. Smart's compensation is appropriate. Additionally, due to this relationship, Mr. Lowden's service on the Audit Committee will be reviewed by the Board of Directors. Notwithstanding, the Board of Directors, including the HET Nominated Directors, has concluded that all actions taken by the Audit Committee during Mr. Lowden's tenure as Chairman are fair to the Company. Further, Mr. Lowden meets the objective criteria defining independence for service on the Audit Committee.

                            STOCK PERFORMANCE GRAPHS

         The following performance graph and accompanying table compare the stockholders' cumulative return on the Common Stock with the cumulative total return of the Standard & Poor's Small Cap 600 Stock Index and the Gaming, Lottery and Parimutuel Companies Industry Group of the S&P Small Cap 600 Stock Index from April 30, 2001, the date the Common Stock was first traded, and ending on December 31, 2001. The comparative data assumes $100.00 was invested on April 30, 2001 in the Common Stock and in each of the indices referred to above and assumes that dividends, if any, were reinvested.

                                 COMPARISON OF
                            CUMULATIVE TOTAL RETURN
                       ASSUMES INITIAL INVESTMENT OF $100
                                 DECEMBER 2001

                              [PERFORMANCE GRAPH]

                      ZACKS TOTAL RETURN ANNUAL COMPARISON
                         CUMULATIVE TOTAL RETURN SUMMARY
                                  DECEMBER 2001
       (Assumes initial investment of $100 and reinvestment of dividends.)

                                    APRIL 30, 2001             DECEMBER 31, 2001
                                    --------------             -----------------
JCC Holding Company                    $ 100.00                   $  74.00
S&P SmallCap 600 Index                 $ 100.00                   $ 105.86
S&P SmallCap 600 Gaming Index          $ 100.00                   $  96.28

         The stock price performance shown in the table set forth above is not necessarily indicative of future stock price performance. Information used in the table was obtained from Zacks Investment Research, Inc., a source believed to be reliable, but we are not responsible for any errors or omissions in this information.

         The stock performance graph is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The United States securities laws require our directors and executive officers and any persons who beneficially own more than 10% of our Common Stock, as well as certain affiliates of these persons, to file initial reports of their ownership of Common Stock and subsequent reports of changes in such ownership with the SEC. To our knowledge, based solely on our review of the copies of the reports furnished to us and written representations that no other reports were required, during fiscal 2001, all directors, executive officers and beneficial owners of more than 10% of our Common Stock made all required filings, except that a Statement of Changes in Beneficial Ownership on Form 4 in April 2001 filed on behalf of each of Mr. Fred Keeton, our former Vice President of Government Affairs and Community Relations, Mr. Edwin Jacobson, a former director, and Ms. L. Camille Fowler, reporting the extinguishment of common stock and certain options as a result of our Plan of Reorganization were not filed timely; Messrs. Debban, Smart, Lowden and Sanfilippo each failed to timely file an Initial Statement of Beneficial Ownership of Securities on Form 3; Mr. Thomas Morgan filed his Annual Statement of Beneficial Ownership on Form 5, reflecting that he is no longer a reporting person subject to Section 16 of the Securities Exchange Act of 1934, as amended, on February 15, 2002; and Messrs. Debban and Smart each filed an amendment to a Statement of Changes in Beneficial Ownership of Securities on Form 4 originally filed on October 10, 2001.

                                   PROPOSAL 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The board of directors has appointed the firm of Deloitte & Touche LLP to serve as our independent accountants for the year ending December 31, 2002. The board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. Deloitte & Touche LLP has served as our independent accountants since October 30, 1998, and we consider that firm to be well qualified. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the board of directors will reconsider the appointment.

         Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2002.

                                   AUDIT FEES

         The aggregate fees for the audit of our consolidated financial statements for the year ended December 31, 2001, and reviews of interim consolidated financial statements included in our quarterly reports on Form 10-Q during the year ended December 31, 2001, was $150,000.

          FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         No financial information systems design and implementation services were rendered to us by Deloitte & Touche LLP in fiscal 2001.

                                 ALL OTHER FEES

         The aggregate fees billed to us for services rendered by Deloitte & Touche LLP for fiscal 2001, other than those services referenced in the previous two paragraphs, was approximately $550,000. These services primarily consisted of tax planning and compliance services, business planning assistance and bankruptcy related consultation.

         The Audit Committee has considered whether the provision of the services referenced above under the heading All Other Fees is compatible with maintaining Deloitte & Touche LLP's independence.

                             AUDIT COMMITTEE REPORT

         The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2001.

REVIEW WITH MANAGEMENT

         The Audit Committee has reviewed and discussed our audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT AUDITORS

         The Audit Committee has discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees) regarding the auditor's judgments about the quality of our accounting principles as applied in our financial reporting.

         The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence.

CONCLUSION

         Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

Chris Lowden (Chairman)
Rudy Cerone
Eddie Williams

         The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

                 STOCKHOLDERS' PROPOSALS FOR 2002 ANNUAL MEETING

         As provided in our Second Amended and Restated Certificate of Incorporation and our Third Amended and Restated Bylaws, to submit a nominee to stand for election as a director at the 2002 Annual Meeting of stockholders, you must provide us with timely written notice. To be timely, we must receive this notice no later than the close of business on the tenth day following the day on which the notice of the date of the Annual Meeting was mailed or publicly disclosed to stockholders, whichever first occurs. Additionally, any notice must comply with and contain the information required by our Third Amended and Restated Bylaws. To submit a proposal to be presented at the 2002 Annual Meeting other than a submission of a director nominee, you were required to provide us with notice by no later than March 8, 2002, the latest reasonable time before we begin to print and mail our proxy material. Proposals of stockholders that are submitted to us after this date may be excluded from our proxy materials for the 2002 Annual Meeting of stockholders and will otherwise be subject to the SEC's Rule 14a-4(c). See "Voting--Proxies; Other Matters That May Come Before the Annual Meeting."

         All nominations, proposals and related information with regard to the 2002 Annual Meeting of stockholders should be submitted by certified mail, return receipt requested, to JCC Holding Company, One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130, Attention: L. Camille Fowler, Vice President--Finance, Treasurer and Secretary.

                               By Order of the Board of Directors.

                               /s/ L. Camille Fowler

                               L. Camille Fowler
                               Vice President--Finance, Treasurer and Secretary

New Orleans, Louisiana
March 18, 2002

                                   ----------

         Our 2001 Annual Report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which includes audited financial statements, have been mailed to our stockholders with these proxy materials. These materials do not form any part of the material for the solicitation of proxies.

                                   Appendix A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                             OF JCC HOLDING COMPANY


This charter may be reviewed, updated and approved annually by the board of directors.

ROLE AND INDEPENDENCE

The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and other such duties as directed by the board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of any national exchange upon which the Company's stock shall be listed. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors and the management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The members of the Audit Committee shall elect one member of the audit committee as chairperson. He or she shall be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the board of directors. The chairperson will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the lead internal auditor.

RESPONSIBILITIES

The audit committee's primary responsibilities include:

         o Recommending to the board the independent accountant to be selected or retained to audit the financial statements of the corporation. In so doing, the committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence, and recommend to the board any actions necessary to oversee the auditor's independence.

         o Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the committee (and the board) to report on any and all appropriate matters.

         o Providing guidance and oversight to the internal audit activities of the corporation including reviewing the organization, plans and results of such activity.

         o Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquires as may be appropriate. Based on the review, the committee shall make its recommendation to the board as to the inclusion of the company's audited financial statements in the company's annual report on Form 10-K.

         o Reviewing with management and the independent auditor the quarterly financial information prior to the company's filing of Form 10-Q. This review may be performed by the committee or its chairperson.

         o Discussing with management, the internal auditors and the external auditors the quality and adequacy of the company's internal controls.

         o Discussing with management and the Company's counsel the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

         o Reporting audit committee activities to the full board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

         o Reviewing accounting and financial human resources and succession planning within the Company.

         o Submitting the minutes of all meetings of the audit committee to, or discussing matters discussed at each committee meeting with, the board of directors.

         o Investigating any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, such action is appropriate.

                                      PROXY

                                  COMMON STOCK

                               JCC HOLDING COMPANY

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                       2002 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Paul Debban, proxy, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of JCC Holding Company, a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders of the Company, to be held at the Harrah's New Orleans Casino in the Mansion Ballroom, 4 Canal Street, New Orleans, Louisiana, on April 25, 2002 at 10:00 a.m. Central Time and at any adjournments thereof, as indicated below and subject to the conditions specified below.

THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXY "FOR" THE
ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2. At the present time, the Board of Directors knows of no other business to be properly presented to a vote of the stockholders at the Annual Meeting. However, the proxy is hereby authorized to vote in his discretion on any subsequent stockholder proposal properly presented for a vote of the stockholders at the Annual Meeting, as well as on the election of any person selected in accordance with the Company's Second Amended and Restated Certificate of Incorporation as a director nominee if a director nominee named in Proposal 1 is unable to serve or for good cause will not serve, and on matters incident to the conduct of the Annual Meeting.

If the undersigned notifies the Secretary of the Company at or prior to the Annual Meeting or any adjournments thereof of the decision of the undersigned to withdraw this proxy card, then the power of said proxy shall be deemed terminated and of no further force and effect. If the undersigned withdraws this proxy card in the manner described above and prior to the Annual Meeting or any adjournments thereof does not submit a duly executed and subsequently dated proxy card to the Company, the undersigned may vote in person at the Annual Meeting all shares of Common Stock owned by the undersigned as of the record date, March 8, 2002.

                    PLEASE COMPLETE, DATE, SIGN AND MAIL THIS
                  PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

-------------------------------please detach here-------------------------------

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of directors to serve until the date of the 2004 annual meeting:

             01 Rudy J. Cerone
             02 Philip Satre

         [ ] Vote FOR all nominees (except as marked)
         [ ] Vote WITHHELD from all nominees

         (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box
         provided to the right.)                                  [         ]

2. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.

         [ ] For        [ ] Against         [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---

Address Change? Mark Box [ ]
Indicate changes below:                                           Date
                                                                      ----------



                           [                           ]

                           Signature(s) in Box

                           Please sign exactly as your name appears on the proxy card. When shares are held jointly, all holders should sign. When signing as attorney, executor, administrator, trustee or guardian please give your full title. If the holder is a corporation or a partnership, the full corporation or partnership name should be signed by an authorized officer.